Exhibit 99.1

     Stone Energy Corporation announced that it set new records for quarterly and annual net income, net cash flow from operations before working capital changes and oil and gas revenues. In addition, at December 31, 2000, Stone reported the highest annual production volumes in its history.

     Net income earned in the fourth quarter of 2000 was higher than net income earned in any annual period in Stone's history. Fourth quarter 2000 net income totaled $30.7 million, or $1.62 per share, which represents a 176% increase when compared to fourth quarter 1999 net income of $11.1 million, or $0.60 per share. Net cash flow from operations before working capital changes for the fourth quarter of 2000 increased 123% to $63.2 million, or $3.35 per share, from the fourth quarter 1999 amount of $28.4 million, or $1.52 per share. Net income for 2000 totaled $84.9 million, or $4.51 per share, and net cash flow from operations before working capital changes totaled $198.9 million, or $10.57 per share. For 1999, net income totaled $26.5 million, or $1.58 per share, and net cash flow from operations before working capital changes totaled $101.3 million, or $6.04 per share.

    Stone's  average daily  production  rate for the fourth  quarter of 2000 was
186.5 MMcfe. This represents a 22% increase from 1999's fourth quarter average daily production rate and a 1% decline from the third quarter 2000 rate. The lower sequential production rate was primarily attributable to greater than normal down time due to adverse weather conditions and the economic impact that high commodity prices had on several low pressure, low producing zones. Because the low producing completions were still profitable, certain higher rate recompletions that were scheduled for the fourth quarter of 2000 were deferred.

    Natural gas production during the fourth quarter of 2000 increased to approximately 12.1 billion cubic feet compared to fourth quarter 1999 gas production of 9 billion cubic feet, while oil production during the fourth quarter of 2000 totaled approximately 839,000 barrels which was unchanged from 1999 oil production volumes. On a gas equivalent basis, production volumes reached a record high for the year 2000 totaling 66.5 Bcfe, a 13% increase from
58.9 Bcfe produced during 1999. Natural gas production during 2000 increased 22% to approximately 46.5 billion cubic feet compared to 1999 gas production of 38.1 billion cubic feet, while oil production during 2000 totaled approximately 3.3 million barrels compared to 3.5 million barrels produced during 1999.

    Prices realized during the fourth quarter of 2000 averaged $27.94 per barrel of oil and $4.55 per Mcf of gas. This represents a 60% increase, on an Mcfe basis, over fourth quarter 1999 average realized prices of $20.95 per barrel of oil and $2.50 per Mcf of gas. Average realized prices for the year 2000 were $25.82 per barrel of oil and $3.66 per Mcf of gas, compared to $16.42 per barrel of oil and $2.36 per Mcf of gas realized during 1999. All unit pricing amounts include the effects of hedging.

    As a result of higher production rates and realized prices, fourth quarter 2000 oil and gas revenues increased 96% to $78.6 million, compared to fourth quarter 1999 oil and gas revenues of $40.1 million. Oil and gas revenues for the year reached a record high of $256.4 million, which represents a 75% increase over 1999 revenues of $146.9 million.

    Normal operating costs during 2000 increased to $27 million, compared to $22.6 million during 1999. On a unit of production basis, 2000 operating costs were $0.41 per Mcfe compared to $0.38 per Mcfe for 1999. The increase in operating costs was due primarily to industry-wide increases in the costs of oil field products and services.

    During 2000, higher oil and gas prices enabled Stone to perform significant workover operations on nine wells at three fields. As a result, major maintenance expenses for the year totaled $6.5 million compared to $1.1 million for 1999.

    Due to increased 2000 onshore production volumes combined with higher oil and gas prices, production revenues from onshore properties increased 108%. As a result, production tax expense increased to $5.7 million from $2 million in 1999. Included in the fourth quarter 1999 amount was a $1 million production tax refund related to the abatement of severance taxes for certain wells under Louisiana State Law.

    Depreciation, depletion and amortization (DD&A) expense on oil and gas properties for the fourth quarter of 2000 totaled $17.5 million, or $1.02 per Mcfe. This represents a 3% decrease, on a unit of production basis, when compared to DD&A expense of $14.8 million, or $1.05 per Mcfe, for the fourth quarter of 1999. DD&A expense for the year totaled $73.2 million compared to $64.6 million for 1999. However, on a unit of production basis, this expense was unchanged from the 1999 rate of $1.10 per Mcfe.

    General and administrative expenses for 2000 increased in total to $6 million, or $0.09 per Mcfe, from $4.6 million, or $0.08 per Mcfe, during 1999. Due to Stone's record operational and financial results during the year, incentive compensation expense for 2000 increased to $1.7 million compared to $1.5 million in 1999. Both general and administrative and incentive compensation expenses for 2000 were affected by a 10% increase in Stone's staff level over 1999 in preparation for the Basin merger.

    As a result of the repayment of the borrowings under the bank credit facility in August 1999, interest expense for 2000 decreased to $8.5 million, compared to $12.9 million during 1999. Effective October 1, 2000, Stone began classifying commitment fees on its revolving credit facility as interest expense. Commitment fees totaled $0.4 million and $0.2 million during 2000 and 1999, respectively. All prior period amounts have been adjusted to reflect this reclassification. During 2000, Stone did not draw upon its facility, which currently has a borrowing base of $200 million, and at December 31, 2000 had outstanding letters of credit totaling $7.5 million. Working capital at year-end 2000 totaled $53.4 million.

    Capital expenditures during the fourth quarter of 2000 totaled $47 million, including $1.7 million of capitalized general and administrative costs and $0.5 million of capitalized interest. These investments were financed by cash flow from operations.

    During the fourth quarter of 2000, Stone drilled and evaluated nine wells, seven of which were successful. Of these seven wells, three were exploratory and four were development. Unsuccessful wells were drilled on Ship Shoal Block 339 where Stone had a 75% working interest in the exploratory No. 1 Well which drilled to 8,169 feet, and East Cameron Block 281 where Stone had an 82% working interest in the No. 7 Well, a development test which drilled to 3,731 feet. Two new wells at Cut Off Field, the Clovelly Nos. 35 and 36 are on production as is the No. 10 Well at West Cameron Block 176. Offset drilling to discoveries is planned or in progress on Eugene Island Block 243 at the Narwhal Prospect, Vermilion Block 46 at the Spec Prospect, Vermilion Block 261 at the Cerberus Prospect and Vermilion Block 268 at the Indigo West Prospect.

    EUGENE ISLAND BLOCK 243. The previously announced D-2 Well is currently producing 1,100 barrels of oil and 9.2 million cubic feet of gas a day. A 2,650 foot offset, the D-3 Well, is designed to test the productive interval in the D-2 Well in an updip position. The D-3 Well is drilling below intermediate casing at 12,550 feet toward a planned total depth of 14,550 feet. The A auxiliary production platform is scheduled for installation during May 2001 adjacent to the existing principal production facility and will increase daily production capacity by 70 million cubic feet of gas and 5,000 barrels of oil. Six drilling slots have been incorporated in the structure. Two additional wells are planned for drilling in the field during 2001.

    VERMILION BLOCK 46. The No. 7 Well drilled to a total depth of 15,625 feet on the Spec Prospect and logged 164 net feet of pay in 11 sands. The primary objective 15,300 foot sand was conventionally cored over a 53 foot interval to help design a fracture stimulation of the reservoir. The 15,300 foot reservoir has produced over 31 Bcf of gas from three wells with production rates restricted by the fine grain nature of the sands. Stone's objective is to apply new completion technology to improve the economics of the large potential gas reserves. The well is in completion phase with first production expected during March 2001. Stone anticipates the fracture completion could significantly improve the flow rates over offset wells which average four million cubic feet of gas per day. If the completion is successful, additional offset locations have been identified pending production results of the No. 7 Well.

    VERMILION BLOCK 261. The A-3 sidetrack drilled to 12,686 feet and logged 175 net feet of gas in four sands. An initial completion resulted in a flow rate of
1.5 million cubic feet of gas a day. The well is shut-in waiting on compression. Stone has moved to an open water location and spudded the No. 5 Well on the Minotaur Prospect, a proposed 11,988 foot exploratory test with multiple objectives between 8,000 and 11,000 feet.

    VERMILION BLOCK 268. The J-2 Well on the Indigo Prospect has reached total depth of 15,905 feet and has drillstem tested oil and gas from a deeper zone after logging gas pay in two shallower sands. A laminated sand interval below the test zone had similar log properties to the tested interval but was not evaluated due to stuck pipe. Following the temporary abandonment of the J-2, Stone will begin drilling at the Indigo West Prospect with the J-4 Well, a planned 16,175 foot exploratory test, which will evaluate a separate fault trap for the shallow productive sands before offsetting the deeper oil and gas zone tested in the J-2. The deepest objective sand of the J-4 Well is characterized by a seismic amplitude event not reached by the J-2 test. Following the J-4 Well, Stone plans to drill the Medusa Prospect, a projected 10,725 foot test of attic reserves. Construction is in progress on a platform to produce the J wells, including the previously announced J-3 Well on the Aetna Prospect, with installation scheduled for August and first production planned for September.

    Stone's capital expenditures for 2000 totaled $164.7 million, including $7.8 million of capitalized general and administrative costs and $1.3 million of capitalized interest. Including the nine wells drilled during the fourth quarter, Stone drilled 22 successful wells out of 32 wells that were evaluated during 2000.

    The merger with Basin, which was effective February 1, 2001, increased Stone's property base to 79 producing properties by adding 24 Gulf Coast Basin and 34 Rocky Mountain properties. Stone's estimated 2001 capital expenditures budget of approximately $253 million is expected to be allocated approximately 90% to Gulf Coast operations and 10% to Rocky Mountain activities. The 2001 planned investment in the Rockies represents over a 200% increase from the investments made in the region during 2000. Stone expects to drill 77 gross wells during 2001, 43 in the onshore and shallow water offshore regions of the Gulf Coast Basin and 34 in the Rocky Mountains. Approximately 65% of the estimated drilling costs are expected to be dedicated to exploratory targets with the remaining 35% allocated to the development of existing reserves. While the 2001 capital expenditures budget does not include any projected acquisitions, Stone continues to seek growth opportunities that fit its specific acquisition profile.

    As of February 28, Stone had spudded 14 wells in its 2001 drilling plan. These wells include 10 exploratory and four development wells with 11 wells in the Gulf Coast Basin and three in the Rocky Mountains. Drilling operations have been completed on five of the 14 wells with all five successful. Of the nine wells in progress, three have logged productive sands above the primary objectives. Three of the five successful wells began producing in February 2001 at a combined gross daily rate of 13.1 million cubic feet of gas equivalent and a net daily rate of 8.6 million cubic feet of gas equivalent.

    Stone believes that three recent discoveries can contribute important production rate and reserve growth and will require delineation drilling during 2001. On South Pass Block 38, Stone has a 75% working interest in a sidetrack of the No. 1 Well that reached a total depth of 13,558 feet and encountered 346 net feet of gas pay in seven sands. In February 2001, the well was temporarily abandoned to allow the continuous drilling of additional wells from the same surface location. Stone set a template over the first well and is drilling the No. 2 Well, a planned 15,800 foot test of the sands found productive in No. 1 Well in an adjacent fault trap. A third well is scheduled to extend the known productive limits of sands found productive in the No. 1 Well before drilling to test objective sands which produce on adjacent lease blocks and which were not reached by the No.1 Well. Stone has designed and expects to install during the third quarter of 2001 a platform and production facilities capable of processing 50 million cubic feet of gas and 2,000 barrels of oil per day.

    In November 2000, Stone purchased a 50% working interest and control of operations in a producing well and facilities at the South Park Prospect in Jefferson Parish, Louisiana. Along with the purchase, Stone negotiated a farmin covering approximately 2,700 acres. During the first quarter of 2001, Stone drilled the LL&E Fee No. 2 Well to a total depth of 14,182 feet and logged 68 net feet of gas sand. The well tested 10.8 million cubic feet of gas and 868 barrels of oil on a 20/64th inch choke with a flowing pressure of 4,400 PSI. Stone expects to begin selling gas from the well during the first week of March 2001. Delineation drilling will be required to determine the extent of the productive area. Stone plans to resume drilling during the second quarter of 2001. Ocean Energy, Inc. (NYSE: OEI) also owns a 50% working interest in the well.

    On West Delta Block 122, Stone is participating in the OCS-G 13645 No. A-9 Well as a non-operating partner for a 25% working interest. The A-9 Well is testing multiple field pay sands in an untested fault block on the northeast flank of a large salt dome. The operator has drilled to 16,825 feet and run 7 inch casing after logging 210 net feet of pay in five sands. Drilling has resumed toward a planned total depth of 18,146 feet. Following the drilling and completion of the No. A-9 Well, the operator plans to drill the No. A-10 Well to a planned total depth of 16,064 feet on Block 121 to test field pay sands in a separate fault trap.

    Stone  Energy  is an  independent  oil  and  gas  company  headquartered  in
Lafayette, Louisiana, and is engaged in the acquisition, exploitation and operation of oil and gas properties located in the Gulf Coast Basin and Rocky Mountains. For additional information, contact James H. Prince, Chief Financial Officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@StoneEnergy.com.

     Certain statements in this Form 8-K are forward-looking and are based upon the Company's current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that the Company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company's actual results and plans could differ materially from those expressed in the forward-looking statements.



                            STONE ENERGY CORPORATION

                               SUMMARY STATISTICS
                  (In thousands, except per share/unit amounts)




                                                                          Three Months Ended                     Year Ended
                                                                             December 31,                       December 31,
                                                                     ------------------------------     ----------------------------
                                                                         2000            1999 (1)           2000           1999 (1)
                                                                     ------------     -------------     ------------    ------------
                                                                              (Unaudited)
TOTAL AMOUNTS
      Net income                                                       $30,679           $11,111          $84,945          $26,490
      Net income before taxes                                           47,199            14,864          130,685           38,551
      Net cash flow from operations (2)                                 63,249            28,401          198,886          101,348
      EBITDA (3)                                                        67,002            32,184          213,419          117,261

TOTALS PER DILUTED SHARE
      Net income                                                         $1.62             $0.60            $4.51            $1.58
      Net income before taxes                                             2.50              0.80             6.94             2.30
      Net cash flow from operations (2)                                   3.35              1.52            10.57             6.04
      EBITDA (3)                                                          3.54              1.72            11.34             6.98

PRODUCTION QUANTITIES (4)
      Oil (MBbls)                                                          839               839            3,334            3,469
      Gas (MMcf)                                                        12,127             8,984           46,480           38,113
      Oil and gas (MMcfe)                                               17,161            14,018           66,484           58,927

AVERAGE DAILY PRODUCTION (4)
      Oil (MBbls)                                                          9.1               9.1              9.1              9.5
      Gas (MMcf)                                                         131.8              97.7            127.0            104.4
      Oil and gas Mcfe)                                                  186.5             152.4            181.7            161.4

SALES DATA (4) (5)
      Total oil sales                                                  $23,445           $17,573          $86,083          $56,969
      Total gas sales                                                   55,124            22,488          170,325           89,950
      Total sales                                                       78,569            40,061          256,408          146,919

AVERAGE SALES PRICES (4) (5)
      Oil (per Bbl)                                                     $27.94            $20.95           $25.82           $16.42
      Gas (per Mcf)                                                       4.55              2.50             3.66             2.36
      Per Mcfe                                                            4.58              2.86             3.86             2.49

COST DATA
      Operating expenses                                                $7,401            $6,599          $26,964          $22,625
      General and administrative                                         1,880             1,327            6,005            4,604
      DD&A on oil and gas properties                                    17,453            14,781           73,200           64,593

AVERAGE COSTS (per Mcfe)
      Operating expenses                                                 $0.43             $0.47            $0.41            $0.38
      General and administrative                                          0.11              0.09             0.09             0.08
      DD&A on oil and gas properties                                      1.02              1.05             1.10             1.10

AVERAGE SHARES OUTSTANDING - Diluted                                    18,901            18,662           18,824           16,789
____________________________________________________________________________________________________________________________________

(1)   Certain prior period amounts have been reclassified to conform to current year presentation.
(2)   Excludes working capital changes.
(3)   EBITDA represents earnings before interest, taxes and depreciation, depletion and amortization.
(4)   Results from July 1, 1999 forward include net daily production of 7.3 MMcf at $2.24 per Mcf associated with the amortization of a volumetric production payment.
(5)   Includes the effects of hedging.





                            STONE ENERGY CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                          AND NET CASH FLOW INFORMATION
                                 (In thousands)


                                                                       Three Months Ended                     Year Ended
                                                                          December 31,                       December 31,
                                                                 -------------------------------    --------------------------------
                                                                     2000            1999 (1)           2000            1999 (1)
                                                                 -------------     -------------    --------------    --------------
                                                                             (Unaudited)
STATEMENT OF OPERATIONS

      Revenues
         Oil and gas production                                      $78,569           $40,061          $256,408          $146,919
         Other income                                                  1,266               854             3,971             2,215
                                                                 -------------     -------------    --------------    --------------
                  Total revenues                                      79,835            40,915           260,379           149,134
                                                                 -------------     -------------    --------------    --------------

      Expenses
         Normal lease operating expenses                               7,401             6,599            26,964            22,625
         Major maintenance expenses                                    1,492               497             6,538             1,115
         Production taxes                                              1,430              (149)            5,731             2,019
         Depreciation, depletion and amortization                     17,672            15,095            74,200            65,803
         Interest                                                      2,131             2,225             8,534            12,907
         General and administrative expenses                           1,880             1,327             6,005             4,604
         Incentive compensation plan                                     630               457             1,722             1,510
                                                                 -------------     -------------    --------------    --------------
                  Total expenses                                      32,636            26,051           129,694           110,583
                                                                 -------------     -------------    --------------    --------------

      Net income before income taxes                                  47,199            14,864           130,685            38,551
                                                                 -------------     -------------    --------------    --------------

      Income tax provision
         Current                                                         178                20               450                25
         Deferred                                                     16,342             3,733            45,290            12,036
                                                                 -------------     -------------    --------------    --------------
                                                                      16,520             3,753            45,740            12,061
                                                                 -------------     -------------    --------------    --------------

      Net income                                                     $30,679           $11,111           $84,945           $26,490
                                                                 =============     =============    ==============    ==============


NET CASH FLOW INFORMATION

      Net income                                                     $30,679           $11,111           $84,945           $26,490
      DD&A and other non-cash expenses                                17,733            15,095            74,435            65,803
      Deferred tax provision                                          16,342             3,733            45,290            12,036
      Non-cash effects of production payment obligations              (1,505)           (1,538)           (5,784)           (2,981)
                                                                 -------------     -------------    --------------    --------------
      Net cash flow from operations excluding working
         capital changes                                             $63,249           $28,401          $198,886          $101,348
                                                                 =============     =============    ==============    ==============


____________________________________________________________________________________________________________________________________

(1)      Certain prior period amounts have been reclassified to conform to current year presentation.





                            STONE ENERGY CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                 (In thousands)


                                                         December 31,          December 31,
                                                            2000                   1999
                                                     -------------------    -------------------

                                ASSETS

Current assets:
       Cash and cash equivalents                           $78,443                $13,874
       Marketable securities                                   300                 34,906
       Accounts receivable                                  62,814                 29,729
       Other current assets                                    441                    297
       Investment in put contracts                           1,329                   -
                                                     -------------------    -------------------
           Total current assets                            143,327                 78,806

Oil and gas properties, net
       Proved                                              424,104                335,959
       Unevaluated                                          20,527                 17,182
Building and land, net                                       4,914                  3,864
Fixed assets, net                                            3,167                  2,850
Other assets, net                                            4,134                  3,077
Investment in put contracts                                  2,258                    -
                                                     -------------------    -------------------
           Total assets                                   $602,431               $441,738
                                                     ===================    ===================

                        LIABILITIES AND EQUITY

Current liabilities:
       Accounts payable to vendors                         $53,111                $36,060
       Undistributed oil and gas proceeds                   29,365                 13,130
       Other accrued liabilities                             7,430                  6,729
                                                     -------------------    -------------------
           Total current liabilities                        89,906                 55,919

Long-term debt                                             100,000                100,000
Production payments                                         10,906                 17,284
Deferred tax liability                                      43,645                    746
Other long-term liabilities                                  1,231                  2,202
                                                     -------------------    -------------------
           Total liabilities                               245,688                176,151
                                                     -------------------    -------------------

Common stock                                                   185                    183
Additional paid in capital                                 259,150                252,941
Retained earnings                                           97,408                 12,463
                                                     -------------------    -------------------
           Total equity                                    356,743                265,587
                                                     -------------------    -------------------

           Total liabilities and equity                   $602,431               $441,738
                                                     ===================    ===================
